Exhibit 10.22
Qlik Technologies Inc., Delaware, USA, (the “Holding Company”) owns all shares in QlikTech International AB, 556472-2691, (the “Borrower”). The Borrower’s present and future subsidiaries are referred to hereinafter as the “Group Companies.” The Borrower and the Group Companies collectively are hereinafter referred to as the “Group.” On June 16, 2008, the Holding Company concluded a loan agreement with Stiftelsen Industrifonden (“IF”), under which IF granted the Holding Company a loan of SEK 60,000,000 (the “IF-loan”). Under an agreement concluded on the same day, (the “Pledge Agreement”), the Holding Company has pledged 65% of its shares in the Borrower.
Svenska Handelsbanken (publ) (the “Bank”) has, through its Lund City branch, previously granted loans to the Borrower totaling SEK 45,000,000. An agreement with certain special terms and conditions relating to these loans was concluded in March 2007 among the Bank, the Borrower, and the Holding Company (the “Existing Agreement”).
The Bank and the Borrower have now agreed to replace the current loans with a credit contract with regard to SEK 120,000,000 (the “Credit”). The Bank (referring here also to its subsidiaries), the Borrower, and the Holding Company have now agreed in connection therewith to replace the Existing Agreement with the following
AGREEMENT
1.	The credit shall bear interest at an annual rate equivalent to STIBOR T/N (tomorrow next) with an added margin of 1.75 percentage points.

"STIBOR T/N” means the interest rate published by Reuters on the “SIOR” page under the heading “FIXING” (or by such other system or other page replacing said system or page) based on the average of the rates that at around 11 a.m. on each banking day are listed by banks in Sweden in the interbank market in Stockholm with respect to deposits in kronor, which rate is applied the following day. If the bank notes at the time that such rate is to be fixed that such STIBOR-listing is not available, the rate shall correspond instead to the rate at which the bank can refinance the credit the following day in the interbank market in Stockholm.

Interest shall be calculated according to the exact number of days on the basis of a 360-day year.
2.	The Borrower shall pay the Bank a fee, in connection with the Credit being activated, equal to 2.30 percent of the amount of the Credit.
3.	The Credit shall be documented on the Bank’s standard form for credit contracts and the terms therein shall apply in addition to the terms hereunder.

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4.	The Credit shall be available through June 30, 2009.
5.	The Borrower shall, as security for existing and future liabilities toward the Bank, pledge corporate mortgages with a total value of SEK 120,000,000 with best rights in their property.
6.	The Borrower shall, at the latest ten days following the expiration of each calendar month, submit written documents in the form of accounts receivable for the Group, showing the Bank’s outstanding accounts receivable as at the end of the month.
7.	The Borrower’s use of the Credit may never exceed 80 percent of the total accounts receivable of the Group at each time.
8.	The Borrower has submitted a forecast to the Bank concerning the financial outcome of the Group for 2008, attachment A, and undertakes to deliver in advance such forecasts to the Bank with respect to future accounting years during which the Credit is outstanding. Further, the Borrower shall deliver to the Bank quarterly reports for the Group (including profits and loss account and balance sheet) as soon as it is available, however, no later than 30 days following the end of each calendar quarter, as well as audited annual accounts for the Group as soon as this is available, however, no later than six months after the end of each accounting year.
9.	The Borrower undertakes, at the same time as the quarterly report is being delivered to the Bank under point 8 above, to confirm in writing that the Group’s actual results following net interest income for each given quarter is no less than the result stated in attachment A for such given quarter (or the equivalent forecast for a later year) by more than 10 percent. However, the actual result may be below this level if this is due to a significant change in a currency exchange rate compared to the previous quarter and the Borrower together with the said confirmation delivers required documents to the Bank showing that the currency exchange rate change has impacted such result.
10.	The Holding Company undertakes, during the term of this Agreement, to abstain from repayment of conditional shareholders’ contributions, dividends and comparable disposal of the Borrower’s own free capital, over and above what is required for payment of interest and amortization according to the terms of the IF-loan.

Even if a transfer of assets to the Holding Company is permitted under this clause 10, the Credit may never be used in order to perform such a transfer in terms of liquidity, and the Holding Company hereby confirms that the Holding Company is aware of this.

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11.	The Borrower undertakes not to make any payments to the Holding Company in breach of clause 10 above and never to use the Credit for such payments, even if they are permitted under said clause.
12.	The Bank has a right to require additional security and/or to reduce the Credit if:
(a)	the Bank has not received the documents mentioned in clauses 8 and 9 above on time;

(b)	the Credit is being used in excess of what is permitted as per clause 7;

(c)	the actual result under clause 8 is below the forecast by more than 10 percent.
13.	The Holding Company undertakes that it shall not without the Bank’s prior written consent:
(a)	transfer ore reduce its shareholding or percentage share of share capital and votes in the Borrower; or

(b)	pledge its shares in the Borrower to a party other than the Bank except for the pledge under the Pledge Agreement.
In addition the Holding Company undertakes to ensure that the current main shareholder of the Holding Company shall not transfer its shares in the Holding Company to another party.

14.	The Borrower undertakes that it shall not without the Bank’s prior written consent:
(a)	take up new credits;

(b)	provide or undertake to provide security to any party other than the Bank in respect of any of its own or another party’s liabilities whatsoever, current or future, provided that security shall include factoring;

(c)	alter the nature of its business;

(d)	transfer shares in subsidiaries;

(e)	transfer assets (other than in (d) above) to the extent this would have a negative impact on the Borrower’s ability to perform its duties toward the Bank.

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15.	The Borrower undertakes to hire the Bank for the main part of its banking business, such as leasing/payment by installments, cash flows, pensions, and other services (to the extent such services are provided on market conditions) and the Borrower undertakes to ensure that other Group companies do the same.
16.	The Holding Company’s existing and future claims against the Borrower are hereby made conditional upon the Borrower’s prior full satisfaction of all the Borrower’s current and future obligations toward the Bank.

It follows that the Holding Company may not without the Bank’s prior consent receive any payment, in the form of capital or interest, with respect to its claims against the Borrower, until the Borrower has fully satisfied all its current and future obligations to the Bank and its subsidiaries.

The Borrower undertakes not to make any payment to the Holding Company in breach of the provisions of this clause 16.
17.	If the Borrower and/or the Holding Company, according to the Bank’s assessment, fails to perform its obligations or undertakings under this Agreement, this shall be deemed to give rise to such circumstances that give the Bank a right prematurely to cancel the Credit and the Borrower’s other obligations toward the Bank to be satisfied at a time indicated by the Bank.
18.	The following is required in order to activate the Credit:
(a)	the Bank has received the required documents and security under this Agreement;

(b)	the Borrower has not fallen short in the performance of its payment obligations to the Bank;

(c)	there are no grounds for the premature cancellation of the Credit.
19.	The provisions of clause do not 18 entail any curtailment of the Bank’s right to cancel the use of credits or cancel credits or to seize pledged property according to the terms of credit contracts, separate pledge agreements or other documents.
20.	This Agreement shall, unless the Parties agree otherwise in writing, be valid until the Credit and the Borrower’s other obligations (current as well as future) to the Bank are fully satisfied.
21.	Swedish law shall govern this Agreement and any dispute shall be resolved by a Swedish court with the District Court of Lund being the first instance.

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22.	When this Agreement has been signed by the parties the Existing Agreement shall cease to be valid.
This Agreement has been signed in three identical copies, each party having retained one copy.

Place: [handwritten:] Lund Date: [handwritten:] 07/03/08 QlikTech International AB	Place: [handwritten:] Lund Date: [handwritten:] 07/03/08 Qlik Technologies Inc.

/s/ Authorized Signatory	/s/ Authorized Signatory

Place: [handwritten:] Lund
Date [handwritten:] 07/11/08
Svenska Handelsbanken AB (publ)

/s/ Authorized Signatory

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